Exhibit 99.1

FINAL:  For Release

NEW YORK & COMPANY, INC. APPOINTS EDMOND S. THOMAS

TO BOARD OF DIRECTORS

New York, New York — November 17, 2011 — New York & Company, Inc. [NYSE:NWY], a specialty apparel chain with 542 retail stores, today announced the appointment of Edmond S. Thomas as an independent director to its Board, effective November 16, 2011.  Mr. Thomas’ appointment brings the number of directors on the Company’s board to twelve.

Edmond S. Thomas, 58, is a partner of KarpReilly, LLC, a private investment firm.  Prior to this, Mr. Thomas was the President, Chief Executive Officer and Director of The Wet Seal, Inc., serving in that position from October 2007 until February 2011.  From October 2005 to October 2007, Mr. Thomas served as President and Co-Chief Executive Officer of Tilly’s Inc., a privately held specialty retailer. Mr. Thomas was previously President and Chief Operating Officer of Wet Seal from 1992 to 2000. Mr. Thomas also served as Managing Partner of The Evans Thomas Company, LLC, which is the general partner of AXIS Capital Fund I, LP, which provides advisory services for retail, catalog, and consumer goods companies along with investment in emerging growth retail companies. Mr. Thomas currently serves on the Board of Directors of Comark, Inc., a privately held Canadian specialty retailer of apparel; XS Cargo Stores, a Canadian closeout retailer; and The Habit Burger Grill, a fast food casual restaurant chain.  Mr. Thomas is also a former Director of D.E.I. Holdings and Trans World Entertainment Corporation. Mr. Thomas holds a B.S. in Accounting from Villanova University and is also a Certified Public Accountant in the State of Massachusetts.

Gregory Scott, New York & Company’s CEO, stated: “We are pleased to welcome Ed as an important resource and addition to our Board.  His extensive knowledge and experience in retail operations will be of great value to us as we execute our business strategy.”

About New York & Company

New York & Company, Inc. is a leading specialty retailer of women’s fashion apparel and accessories, and the modern wear-to-work destination for women, providing perfectly fitting pants and NY Style that is feminine, polished, on-trend and versatile—all at an amazing value. The Company’s proprietary branded New York & Company ® merchandise is sold exclusively through its national network of retail stores and eCommerce store at www.nyandcompany.com The Company currently operates 542 stores in 43 states. Additionally, certain product, press release and SEC filing information concerning the Company are available at the Company’s website: www.nyandcompany.com.

New York & Company, Inc.

Suzanne Rosenberg

Director, Investor Relations

212-884-2140

Investor/Media Contact:

ICR, Inc.

Investor: Allison Malkin

Media: Kristina Jorge

(203) 682-8200

Forward Looking Statements: This press release contains certain forward looking statements.  Some of these statements can be identified by terms and phrases such as “anticipate,” “believe,” “intend,” “estimate,” “expect,” “continue,” “could,” “may,” “plan,” “project,” “predict”, and similar expressions and include references to assumptions that the Company believes are reasonable and relate to its future prospects, developments and business strategies.  Such statements are subject to various risks and uncertainties that could cause actual results to differ materially.  These include, but are not limited to: (i) the impact of general economic conditions and their effect on consumer confidence and spending patterns; (ii) changes in the cost of raw materials, distribution services or labor; (iii) the potential for current economic conditions to negatively impact the Company’s merchandise vendors and their ability to deliver products; (iv) the Company’s ability to open and operate stores successfully; (v) seasonal fluctuations in the Company’s business; (vi) the Company’s ability to anticipate and respond to fashion trends; (vii) the Company’s dependence on mall traffic for its sales; (viii) competition in the Company’s market, including promotional and pricing competition; (ix) the Company’s ability to retain, recruit and train key personnel; (x) the Company’s reliance on third parties to manage some aspects of its business; (xi) the Company’s reliance on foreign sources of production; (xii) the Company’s ability to protect its trademarks and other intellectual property rights; (xiii) the Company’s ability to maintain, and its reliance on, its information technology infrastructure; (xiv) the effects of government regulation; (xv) the control of the Company by its sponsors and any potential change of ownership of those sponsors; and (xvi) other risks and uncertainties as described in the Company’s documents filed with the SEC, including its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. The Company undertakes no obligation to revise the forward looking statements included in this press release to reflect any future events or circumstances.